500 Gran Street Sault Ste. Marie, ON P6A 5K9 Canada	Phone: (705) 253 0339 Fax : (705) 253 9572 Email: info@bio-carb.com Web : www.bio-carb.com

October 20, 2011

Dr. Robert Williams
130 De Breslay Ave.
Pointe Claire, QC
H9s 4N3

Dear Dr. Williams,

We are pleased to offer you employment with Bio-Carbon Solutions International Inc (BCSI) on the terms and conditions set out below in the function of Chief Technology Officer (CTO). As such, you will report to the Chief Executive Officer.

Term

Two years commencing October 20, 2011

Responsibilities

As CTO you will be accountable for the following operations of the Company:

1. Overseeing the development of REE extraction processes from the different properties on which the company has interests including collaboration with universities, testing in pilot facilities, writing and filing patents

2. Oversee technical aspects of exploration campaigns in various locations

3. Other tasks as determined by the company.

Compensation

Your annual contract amount shall be CD$80,000 per annum plus incurred expenses. Your contract allows you limited consulting activities in areas NOT related to BCSI, as long as they do not interfere with your primary duties.. You will be eligible for a discretionary bonus of up to 50% of your compensation provided certain milestones are achieved (to be established and mutually agreed with the CEO). Such bonus shall be paid in cash or shares as determined by the Board of Directors and the Company’s financial position.

Incentives

You are granted an option to purchase 2,400,000 shares of the Company at US$1.50, vested at the rate of 200,000 per month of services to the company for two years.  Said options shall expire December 31, 2014.

Termination

The Company may terminate your contract for just cause with a minimum 2 weeks notice or payment of severance in lieu. On termination of your engagement contract, the Company will pay any accrued contract owing to the date of termination.

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500 Gran Street Sault Ste. Marie, ON P6A 5K9 Canada	Phone: (705) 253 0339 Fax : (705) 253 9572 Email: info@bio-carb.com Web : www.bio-carb.com

You shall also return to the Company all property belonging to the Company or any of its subsidiaries or customers, partners, and all documents and records containing or referring to any confidential information or giving details of customers, partners of the Company or giving details of any matter concerning the Company.

Contractor

Your engagement with BCSI shall be interpreted as a contract and does not entitle you to any benefits.

Confidentiality and Restrictive Covenant Agreement

The Confidentiality and Restrictive Covenant Agreement (“Confidentiality Agreement”) attached is an integral part of this employment agreement and by signing the enclosed duplicate copy of this letter you agree to be bound by all the terms of the Confidentiality Agreement.

This letter, once signed, contains the terms of your contract with BCSI and along with documents referenced herein, constitutes the entire understanding between us with respect to the terms and conditions of your contract and supersedes all prior discussions between us.

We sincerely hope that your relationship with BCSI is successful and productive.

Yours sincerely,

/s/ Luc C Duchesne
Dr Luc C Duchesne
CEO

I, Robert Williams, have read this letter and its attachments carefully and understand them. I accept employment with BCSI on the terms and conditions described in this letter.

Accepted on this 20th day of October, 2011.

/s/ Robert Williams

(signature)

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500 Gran Street Sault Ste. Marie, ON P6A 5K9 Canada	Phone: (705) 253 0339 Fax : (705) 253 9572 Email: info@bio-carb.com Web : www.bio-carb.com

BIO-CARBON SOLUTIONS INTERNATIONAL INC (BSCI)

CONFIDENTIALITY, ASSIGNMENT of INVENTION and RESTRICTIVE COVENANT AGREEMENT

 The undersigned (herein the “Employee” or “I”) confirms and agrees that the following obligations have been undertaken by him/her as part of the consideration for employment as a full time Employee by BCSI (which together with its subsidiaries and affiliates is hereinafter called the “Company”) and in further consideration of payment to me of the sum of FIVE ($5.00) DOLLARS, receipt of which is hereby acknowledged.

1. I agree to and do hereby assign to the Company all of the right, title and interest I have or may subsequently acquire in any inventions or improvements, in any works in which copyright subsists, in any designs, trade secrets, or in any other forms of intellectual property (all of the foregoing being hereinafter referred to as “IP”) within the scope of the business, products or processes of the Company that are made or created during the course of my engagement with the Company.

2. I agree to make full disclosure to the Company of all such IP immediately after it is made or created.

3. I agree to execute and deliver at the request of the Company and at its expense, all papers, including patent, trade-mark, copyright and design applications in any and all countries so as to vest title thereto in the Company and to do all other lawful acts which may be necessary and proper to be done to give effect to my obligations under this agreement both during my engagement or employment and afterwards.

4. All papers and records of every kind relating to IP included within the terms of this Agreement, which shall come into my possession during the term of this agreement, shall be the sole and exclusive property of the Company and shall be surrendered to the Company upon termination of my engagement or employment by the Company, or upon request at any other time.

5. Any and all drawings, memoranda, notes or other documents (including copies thereof) which may come into my possession during my engagement and which are related in any manner to the business or affairs of the Company, are the property of the Company, and I shall return the same at the time of termination of engagement with the Company or at any time when requested to do so by the Company.

6. I shall not disclose any confidential information acquired by me in the course of employment except as authorized or directed by the Company, and regardless of the period during which I am employed by the Company, I will be bound by this obligation until such time as the information becomes available to the general public without restrictions. All information regarding the Company’s business, including IP, technical data, cost estimates, customer lists, price lists, proposals, forecasts, general correspondence and the like, the results of research and correspondence and the like, and the results of research and development work conducted by or on behalf of the Company, shall be presumed to be confidential, except to the extent the same shall have been made available to the general public without restriction.

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500 Gran Street Sault Ste. Marie, ON P6A 5K9 Canada	Phone: (705) 253 0339 Fax : (705) 253 9572 Email: info@bio-carb.com Web : www.bio-carb.com

7. The Contractor will not disclose the Company’s intellectual property or use it in connection with the Company’s business any information for a five year period.

8. During my engagement or employment, I shall not publish articles, give talks or lectures, or release information in any form to the press, associations, or trade groups and the like, on subjects relating to the Company’s business or technical fields in which the Company is interested without the prior written approval of the Company.

9. In the event that the Company shall cease doing business and no successor or assign of the Company continues or carries on such business then the Employee shall be relieved of his/her obligations under paragraph 9 hereof.

10. Nothing herein shall be construed as defining the Contractor’s terms of contract or limiting in any way the right of the Company or the Employee’s right to terminate the same.

11. This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the Company, and the provisions as to the execution of documents, and to the return of drawings, memoranda, notes or documents which are the property of the Company and, to the extent possible, the obligation not to publish or otherwise disclose shall be binding upon the Employee’s heirs, executors and administrators.

12. The invalidity of any portion of this agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any portion of this agreement is invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to expungement of the invalid provision and the parties will negotiate in good faith to replace the severed provision with another lawful one which has to the extent lawfully possible, the same economic effect on the parties hereto.

13. This agreement shall be governed by the laws of the Province of Ontario. This agreement shall survive the termination of any other relationship of the Employee and the Company

SIGNATURES

CONTRACTOR

By:	/s/ Robert Williams

Employee:	Robert Williams
Date	October 21, 2011

BIO-CARBON SOLUTIONS INTERNATIONAL INC

By:	/s/ Luc C Duchesne

Director:	Luc C Duchesne
Date	October 21, 2011

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